INTREPID POTASH, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), has granted you an award of shares of Restricted Stock under the Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (this “Agreement”).
I. GRANT NOTICE

Grantee:	__________________
Number of Shares of Restricted Stock Granted:	__________________
Grant Date:	__________________
Vesting Schedule:
The shares of Restricted Stock will vest _________________, provided that you remain in continuous Service with Intrepid or an Affiliate from the Grant Date through the applicable installment date (each date, a “Vesting Date”).

II. TERMS AND CONDITIONS
1.
    Defined Terms; Conflicts. Except as defined in this Agreement, capitalized terms in this Agreement have the meanings assigned to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will govern.
2.
    Restrictions. During the Restriction Period (defined below), the shares of Restricted Stock are subject to forfeiture and you may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the shares. The “Restriction Period” begins on the Grant Date and ends on the applicable Vesting Dates. To enforce these restrictions, Intrepid may elect to have the shares of Restricted Stock held in electronic or other book form in an account with Intrepid, its transfer agent, or other designee until the restrictions have lapsed or until this Agreement is no longer in effect. If Intrepid instead issues the shares in certificate form, the certificates will include appropriate restrictive legends regarding restrictions on transfer and compliance with securities law requirements, as determined by Intrepid, and will be held in Intrepid’s custody until the restrictions have lapsed or this Agreement is no longer in effect.
3.
    Vesting; Lapse of Restrictions. Except as provided otherwise in this Agreement, the shares of Restricted Stock will vest and the restrictions set forth in Section 2 will lapse in accordance with the Vesting Schedule set forth above. After vesting, you may transfer the shares of Stock, subject to applicable securities law requirements and Intrepid’s policies and procedures.
4.
    Termination of Service; Forfeiture.
(a)
    General. Except as provided otherwise in this Agreement, the Plan, or an Applicable Severance Agreement (as defined in Section 14), upon the termination of your Service prior to a Vesting Date for any reason other than your death or Disability, all shares of Restricted Stock that are not vested will immediately be forfeited.
(b)
    Death or Disability. If your Service terminates prior to a Vesting Date on account of your death or Disability, all shares of Restricted Stock that are not vested will vest in full immediately prior to the termination of your Service.
(c)
    Forfeiture. Upon forfeiture of shares of Restricted Stock, the shares will be returned to Intrepid and you will have no further rights with respect to those shares, including any rights to vote the shares or receive dividends.
5.
    Leave of Absence. For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that is approved in writing by Intrepid or an Affiliate if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on the approved leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when your approved leave ends unless you immediately return to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.
6.
    Change of Control. Except to the extent provided in an Applicable Severance Agreement, the shares of Restricted Stock are subject to the provisions of the Plan pertaining to a Change of Control of Intrepid.
7.
    Stockholder Rights; Dividends. During the Restriction Period, you will have the same voting rights with respect to the shares of Restricted Stock as holders of Intrepid’s Common Stock have with respect to their shares. During the Restriction Period, any regular cash dividends declared and paid on shares of Restricted Stock will be withheld by Intrepid and paid to you at the same time, if and when, the related shares of Restricted Stock vest. If the shares of Restricted Stock are forfeited, the related dividends will be forfeited at the same time. You are not entitled to receive any special or extraordinary cash dividends or distributions made during the Restriction Period unless the Committee expressly authorizes the receipt of such dividend or distribution. All distributions to you, if any, as a result of any split, stock dividend, combination of shares of stock, or other similar transaction with respect to shares of Restricted Stock will be subject to the same restrictions during the Restriction Period as the related shares of Restricted Stock.
8.
    Tax Withholding. Intrepid has the right to deduct from any payments otherwise due to you any federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance, vesting, or payment of any shares of Restricted Stock, Stock, or dividends. At the time of issuance, vesting, or payment, you will pay to Intrepid the amount that Intrepid determines is necessary to satisfy applicable withholding obligations at rates determined by Intrepid, which will not exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost. You may elect to pay this amount, in whole or in part, (a) in cash, (b) by causing Intrepid to withhold shares of Stock otherwise issuable to you, or (c) by delivering to Intrepid unrestricted shares of Stock you already own. Your election will be irrevocable and must be made in advance and in accordance with Intrepid’s Insider Trading Policy, Stock Ownership Guidelines, and any other applicable policies or procedures. If you do not make a proper election in accordance with this Section, Intrepid will automatically withhold shares of Stock otherwise issuable to you to satisfy the applicable withholding obligations at rates not to exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost.
The number of shares of Stock delivered or withheld under this Section will be determined by Intrepid and will not exceed the number of shares of Stock with an aggregate Fair Market Value that exceeds the applicable withholding obligations. The Fair Market Value of the shares delivered or withheld will be determined by Intrepid as of the date that the amount of tax to be withheld is to be determined.
9.
    Committee Discretion. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, you and your personal representatives, heirs and assigns.
10.
    Not Transferable. You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the shares of Restricted Stock. If you transfer or attempt to transfer shares contrary to the terms of this Agreement, Intrepid will have the right to acquire the shares for its own account, without any payment to you or the transferee. In addition to any other legal or equitable remedies it may have, Intrepid may enforce its rights to specific performance to the extent permitted by law and may exercise any other equitable remedies then available. Intrepid may refuse to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of Intrepid, and Intrepid may retain and recover all dividends on the shares that were paid or payable after the date on which the prohibited transfer was made or attempted.
11.
    Investment Representations. The Committee may require you (or your estate or heirs) to represent and warrant in writing that the shares of Stock are being acquired for investment and without any present intention to sell or distribute the shares and to make any other representations that Intrepid or its counsel deems necessary or appropriate.
12.
    No Right to Continued Service. Neither the grant of shares of Restricted Stock nor this Agreement gives you the right to continue Service with Intrepid or its Affiliates in any capacity. Intrepid and its Affiliates reserve the right to terminate your Service at any time and for any reason not prohibited by law.
13.
    Covenants. You expressly covenant and agree (a) not to divulge to others or use for your own benefit any confidential information relating to the business and operations of Intrepid or any of its Affiliates obtained during your Service and (b) during and for 12 months after your Service ends, not to solicit or otherwise induce, directly or indirectly, any current employee of Intrepid or its Affiliates to leave employment in order to work for any other person or entity.
14.
    Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations between the parties except to the extent that a matter is specifically addressed by any employment, severance, or change-in-control agreement between Intrepid and Grantee (an “Applicable Severance Agreement”), in which instance the relevant terms of the Applicable Severance Agreement will govern.
15.
    Governing Law. The validity and construction of this Agreement and the Plan will be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.
16.
    Binding Effect. This Agreement will be binding upon and inure to the benefit of Intrepid and you and Intrepid’s and your respective heirs, executors, administrators, legal representatives, successors, and assigns.
17.
    Consent to Electronic Communications. You agree that Intrepid may provide you with any communications associated with this Award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this Award or notices or disclosures about a change in the terms and conditions of this Award.
18.
    Tax Treatment; Section 83(b); Section 409A. You may incur tax liability as a result of the vesting of shares of Restricted Stock, the payment of dividends, or the disposition of shares of Stock. You should consult your own tax adviser for tax advice.
You acknowledge that you may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Section 83(b) of the Code to be taxed as of the Grant Date on the amount by which the Fair Market Value of the Restricted Stock on the Grant Date exceeds the amount paid for the Stock, if any. If you choose to file an election under Section 83(b) of the Code, you agree to promptly deliver a copy of your election to Intrepid.
Restricted Stock is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and any dividend payments are intended to be exempt from Section 409A as a short-term deferral and, accordingly, the terms of this Agreement will be construed to preserve such exemption. However, under certain circumstances, payments or benefits under the Award may be subject to Section 409A. To the extent that Grantee and this Agreement are subject to Section 409A, this Agreement will be interpreted and administered in accordance with the intent that Grantee not be subject to tax under Section 409A. In the event that Grantee is determined to be a “specified employee” within the meaning of Section 409A, any payments on account of termination of Service will be accumulated and paid without interest on the first business day following the date that is six months after the date of Grantee’s termination of Service to the extent required to avoid any adverse tax consequences under Section 409A. For purposes of this Agreement, “separation from service” and “disability” will have the meanings as defined under Section 409A and references to termination of Service will mean a “separation from service” to the extent required for compliance with Section 409A. Each amount to be paid under this Agreement will be construed as a separate identified payment for purposes of Section 409A.
The Committee, in its sole discretion and without Grantee’s consent, may amend or modify this Agreement in any manner and delay payment of any amounts payable to satisfy the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Plan, or any Applicable Severance Agreement to the contrary, in no event will Intrepid or any of its Affiliates be liable to Grantee or any other person on account of an Award’s failure to (a) qualify for favorable U.S. tax treatment or (b) avoid adverse tax treatment under U.S. law, including, without limitation, Section 409A.
19.
    Recoupment of Award. This Award is subject to the provisions of the Plan pertaining to recoupment of Awards.
20.
    Modification of Agreement. This Agreement may be modified or amended only by the written consent of Intrepid and you, except to the extent permitted by Section 18 (regarding Section 409A) or the Plan.
[Intrepid Signature Page Follows]

This Restricted Stock Agreement is executed on behalf of Intrepid by its authorized officer on the date set forth below.
INTREPID POTASH, INC.

By:

Date:

[Grantee Signature Page Follows]

For your grant of Restricted Stock to be valid, you must sign and date this Acknowledgment and Agreement and return it to Intrepid no later than 30 days after the Grant Date.
ACKNOWLEDGMENT AND AGREEMENT
I acknowledge that I have received, and have had an opportunity to review, this Agreement, the Plan, and the related Plan Prospectus. I agree to all of the terms and conditions described in this Agreement and the Plan.

GRANTEE

Signature

Print Name:

Date:

Attachments:
Equity Incentive Plan
    Equity Incentive Plan Prospectus

INTREPID POTASH, INC. RESTRICTED STOCK AGREEMENT
HRODEN\1769832.2